Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

UFP Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $.01 par value	457(c) and 457(h)	100,000 shares	$ 77.24	$7,724,000	0.0000927	$716.01
Total Offering Amount					$7,724,000		$716.01
Total Fee Offsets							$0
Net Fee Due							$716.01

(1)	UFP Technologies, Inc., a Delaware corporation (the “Company”), is filing this Registration Statement on Form S-8 (this “Registration Statement”) to register the issuance of an additional 100,000 shares of the Company’s common stock, $.01 par value (the “Common Stock”), which are issuable pursuant to the UFP Technologies, Inc. 2009 Non-Employee Director Stock Incentive Plan (the “Plan”).

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that may become issuable under the Plan pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration that results in an increase in the number of the Company’s outstanding shares of Common Stock.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act based on the average of the high and low sales prices per share of Common Stock as reported on the Nasdaq Stock Market on June 13, 2022.